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Exhibit 4


                     ALLIED CAPITAL COMMERCIAL CORPORATION
                          INCENTIVE STOCK OPTION PLAN


1.  PURPOSE OF THE PLAN
      The purpose of this Incentive Stock Option Plan ("the Plan") is to advance the interests of Allied Capital Commercial Corporation ("the Company") by providing officers and directors who have substantial responsibility for the direction and management of the Company with additional incentives to exert their best efforts on behalf of the Company, to increase their proprietary interest in the success of the Company, to reward outstanding performance and to provide a means to attract and retain persons of outstanding ability to the service of the Company. It is recognized that the Company cannot attract or retain these officers and directors without this compensation. Options granted under the Plan are intended to qualify as incentive stock options as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.  ADMINISTRATION
      (a) The Plan shall be administered by the Compensation Committee (the "Committee") comprised of at least two (2) members of the Company's Board of Directors who are "disinterested persons" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Committee shall interpret the Plan, and to the extent and in the manner contemplated herein, it shall exercise the discretion reserved to it hereunder. The Committee may prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary for its administration. The decision of the Committee on any matter affecting the Plan or the rights and obligations arising under the Plan or any option granted thereunder shall be final and binding upon all persons.

      (b) Notwithstanding any other provisions of this Plan, the Committee's discretion hereunder shall not be applicable with respect to grants or awards of options under this Plan to non-officer directors, who shall instead be governed by the formula awards provision of paragraph 4(b) below and such other provisions, if any, as may be necessary in order to classify the non-officer directors as "disinterested persons" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

3.  SHARES SUBJECT TO THE PLAN
      The stock subject to option and the other provisions of this Plan shall be shares of the Company's common stock, par value $0.0001 per share ("shares"). Subject to the provisions hereof concerning adjustment, the total number of shares that may be purchased upon the exercise or surrender of options granted under this Plan shall not exceed 1,486,349 shares. In the event any option shall cease to be exercisable in whole or in part for any reason, the shares which were covered by such option, but as to which the option had not been exercised, shall again be available under the Plan. Shares may be made available from authorized and unissued or reacquired shares or partly from each.

4.  PARTICIPANTS
      (a) Officers. The Committee shall determine and designate from time to time those key officers of the Company who shall be eligible to participate in the Plan. The Committee shall also determine the number of shares to be offered from time to time to each officer. In making these determinations, the Committee shall take into account the past service of the officer to the Company, that officer's present and potential contributions to the success of the Company and such other factors as the Committee shall deem





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relevant in connection with accomplishing the purposes of the Plan.  Directors of the Company who are not otherwise officers of the Company shall not be eligible to participate in the Plan pursuant to this paragraph 4(a), but instead are eligible pursuant to the provisions of paragraph 4(b) below. The options shall contain such terms and conditions as the Committee shall deem advisable, including but not limited to being exercisable only in such installments as the Committee may determine. Shares shall be optioned from time to time at a price equal to the current fair market value of the shares at the time an option is granted, except with respect to options granted to any holder of ten percent (10%) or more of the outstanding shares, in which case the price shall not be less than one hundred ten percent (110%) of such current fair market value. The day on which the Committee approves the granting of an option shall be considered the date on which such option is granted.

      (b) Non-Officer Directors. Grants to non-officer directors shall be made exclusively pursuant to the following formula: each non-officer director, upon his or her election as a director of the Company, shall receive a one-time grant of ten thousand (10,000) shares at a price equal to the current fair market value of the shares at the time the option is granted (except with respect to options granted to any holder of ten percent (10%) or more of the outstanding shares, in which case the price shall not be less that one hundred ten percent (110%) of such current fair market value). To the extent any such one-time grant of ten thousand (10,000) shares have a total fair market value of more than One Hundred Thousand Dollars ($100,000), then such options shall be exercisable in more than one (1) increment of One Hundred Thousand Dollars ($100,000), each exercisable in a different calendar year. The day on which the non-officer directors are elected directors shall be considered the date on which such option is granted. The provisions of this paragraph 4(b) shall not be amended more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

      (c) Generally. Options granted to different optionees or at different times need not contain similar provisions.

5.  OPTION PERIOD
      Each option shall state the period or periods of time within which the option may be exercised, in whole or in part, by the optionee which shall be such period or periods of time as may be determined by the Committee, provided that the option period shall not exceed ten (10) years from the date the option is granted. The option period shall not exceed five (5) years if the options are awarded to a holder of ten percent (10%) or more of the outstanding shares.

6.  PAYMENT FOR STOCK
      Full payment for shares purchased shall be made at the time of exercising the option in whole or in part. Payment of the purchase price shall be made in cash (including check, bank draft or money order) or, if authorized by the Committee pursuant to paragraph 8 hereof, by a loan from the Company in accordance with paragraph 8.

7.  TRANSFERABILITY OF OPTIONS
      Options shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and during an optionee's lifetime shall be exercisable only by the optionee.

8.  LOANS BY THE COMPANY
      Upon the exercise of any option, the Company may, at the request of an officer-optionee and subject to the approval of the Committee, lend to such officer-optionee, as of the date of exercise, an amount equal to





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the exercise price of such option, provided that such loan (a) has a term of not more than ten years, (b) becomes due within sixty days after the recipient of the loan ceases to be an officer of the Company, (c) bears interest at a rate no less than the prevailing applicable federal rate at the time the loan is made, and (d) is fully collateralized at all times, which collateral may include securities issued by the Company. Loan terms and conditions may be changed by the Committee to comply with applicable regulations of the Internal Revenue Service and Securities and Exchange Commission.

9.  TERMINATION OF OPTION
      All rights to exercise options shall terminate sixty (60) days after an optionee ceases to be an officer or director of the Company for any cause other than death, or total and permanent disability.

10.  RIGHTS IN THE EVENT OF TERMINATION OF SERVICE
      If an optionee's service as an officer or director is terminated for any reason other than death or total and permanent disability prior to expiration of his option and before he has fully exercised it, the optionee shall have the right to exercise the option during the balance of the sixty day period referred to in paragraph 9.

11.  RIGHTS IN THE EVENT OF TOTAL AND PERMANENT DISABILITY OR DEATH
      If an optionee becomes totally and permanently disabled or dies prior to expiration of the option without having fully exercised it, the optionee or the executors or administrators or legatees or distributees of the estate, as the case may be, shall, as may be provided at the time of grant, have the right from time to time, within one year after the optionee's total and permanent disability or death, and only prior to the expiration of the term of the option, to exercise the option in whole or in part.

12.  EFFECT OF CHANGE IN SHARES SUBJECT TO THE PLAN
      In the event there is any change in the outstanding shares through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of shares, or otherwise, the number of shares available for option and the shares subject to any option and the option prices shall be appropriately adjusted by the Committee.

13.  GENERAL RESTRICTION
      Each option shall be subject to the requirement that, if at any time the Committee shall determine, at its discretion, that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issuance or purchase of the shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Subject to the limitations of Section 5, no option shall expire during any period when the rights reserved hereby are invoked by the Committee, but shall be extended for such further period so as to afford the optionee a reasonable opportunity to exercise his option.

14.  MISCELLANEOUS PROVISIONS
      (a) No optionee shall have rights as a shareholder with respect to shares covered by his option until the date of exercise of his option.

      (b) The granting of any option shall not impose upon the Company any obligation to appoint or to continue to appoint as an officer or director any optionee, and the right of the Company to terminate the





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employment of any officer or other employee or discontinue the service of a director shall not be diminished or affected by reason of the fact that an option has been granted to him.

      (c) Options shall be evidenced by stock option agreements in such form and subject to the terms and conditions of this Plan as the Committee shall approve from time to time. Such stock option agreements shall contain such other provisions as the Committee in its discretion may deem advisable.

      (d) For purposes of this Plan, the fair market value of the shares shall be the closing sales price of the shares as quoted on the National Association of Securities Dealers Automated Quotation System for the business day preceding the date on which the option is awarded. If the shares are traded on a major exchange, the price shall be the closing price of the shares as reported in The Wall Street Journal for the business day preceding the date on which the option is awarded.

      (e) All options issued pursuant to the Plan shall be granted within ten years from the date the Plan is adopted by the Board of Directors.

      (f) The aggregate fair market value (determined at the time the option is granted) of the shares with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year (under all incentive stock option plans of the Company, its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000).

      (g) Any notices given in writing shall be deemed given if delivered in person or by certified mail; if given to the Company at Allied Capital Commercial Corporation, 1666 K Street, N.W., Suite 901, Washington, D.C. 20006; and, if to an optionee, in care of the optionee at his or her last known address.

      (h) This plan and all actions taken by those acting for the Plan shall be governed by the laws of the State of Maryland.

      (i) If an incentive stock option is issued and does not meet the terms of this Plan, then it shall continue as a stock option but it will be a non-qualified stock option.

      (j) All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.

15.  AMENDMENT AND TERMINATION
      The Committee may modify, revise or terminate this Plan at any time and from time to time; provided, however, that no modification or revision of any material provision of the Plan may be made without shareholder approval except for such modifications or revisions which are necessary in order to ensure the Plan's compliance with Section 422 or any successor provision of the Code or any other applicable law. The Plan shall terminate when the total amount of stock with respect to which options may be granted shall have been issued, upon the exercise of options or by action of the Committee pursuant to this paragraph, whichever shall first occur.

16.  EFFECTIVE DATE OF THE PLAN
      This Plan shall become effective upon (1) adoption by the Board of Directors, subject to (2) approval of the Plan by the shareholders of the Company.

17.  AMENDMENT HISTORY





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Date of Plan Adoption by the Board of Directors                May 8, 1992
Date of Plan Amendment Adoption by the Board of Directors      February 18, 1993
Date of Plan Amendment Approval by Shareholders                May 26, 1993
Date of Plan Amendment Adoption by the Board of Directors      February 16, 1995
Date of Plan Amendment Approval by Shareholders                May 25, 1995





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